                                                                  EXHIBIT 10.42



                              TRANSITION AGREEMENT

     This TRANSITION AGREEMENT ("Agreement") is entered into as of February 13, 2001 by and among ENTEGRIS, INC., a Minnesota corporation ("Entegris"), FLUOROWARE, INC., a Minnesota corporation and wholly owned subsidiary of Entegris ("Fluoroware"), and METRON TECHNOLOGY N.V., a Netherlands corporation and its subsidiaries ("Metron").

                                    RECITALS

     A. Entegris, Inc., Fluoroware, Inc., a Minnesota corporation and wholly owned subsidiary of Entegris, and Metron Technology N.V. are parties to that certain Agreement, dated as of January 8, 2001, which provides the terms and conditions upon which the parties would terminate their existing distribution arrangements and further provides that the parties would use their commercially reasonable best efforts to enter into a transition agreement and a new distribution agreement.

     B. Fluoroware, Inc. and Metron Semiconductors Europa, B.V. (predecessor to Metron) are parties to that certain Distribution Agreement, dated as of July 6, 1995 (the "Metron Agreement"), and Kyser Company, a wholly owned subsidiary of Metron, and Fluoroware are parties to that certain U.S. Stocking Distributor Five-Year Agreement dated September 1, 1997 (the "Kyser Agreement").

     C. The parties hereto wish to enter into an agreement to set forth the terms and conditions upon which the parties will conduct their business relationship from the date of this Agreement through April 30, 2001 (the "Transition Period") and wind down their business relationship with respect to Metron's distribution of Entegris' microelectronics materials management products ("Microelectronics Group Products").

                                    AGREEMENT

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties, intending to be legally bound, hereby covenant and agree as follows:

1.   CONDUCT OF BUSINESS DURING TRANSITION PERIOD.

     1.1  CURRENT ORDER FULFILLMENT.

          (a) EUROPE. Orders from customers located in Europe will be handled in accordance with this Section 1.1(a). On or prior to April 1,2001, Metron shall prepare a list of outstanding orders as of March 31, 2001 and designate which orders are for delivery on or prior to June 30, 2001 and which orders are for delivery on or after July 1, 2001. Metron shall receive full margin (pursuant to the Metron Agreement or the Kyser Agreement, as applicable) on all orders submitted by March 31, 2001 for delivery on or prior to June 30, 2001. If after placement of an order, a customer delays an order such that delivery is not scheduled to occur on or prior to June 30, 2001, Metron shall receive a ten percent (10%) sales commission (or previously negotiated commission rate) on the order, rather than its full margin. Metron shall receive a ten

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percent (10%) sales commission (or previously negotiated commission rate) on all orders submitted by March 31, 2001 for delivery scheduled from July 1, 2001 through September 30, 2001.

          (b) ASIA. Orders from customers located in Asia will be handled in accordance with this Section 1.1(b). On or prior to May 1,2001, Metron shall prepare a list of outstanding orders as of April 30, 2001 and designate which orders are for delivery on or prior to July 31, 2001 and which orders are for delivery on or after August 1, 2001. Metron shall receive full margin (pursuant to the Metron Agreement or the Kyser Agreement, as applicable) on all orders submitted by April 30, 2001 for delivery on or prior to July 31, 2001. If after placement of an order, a customer delays an order such that delivery is not scheduled to occur on or prior to July 31, 2001, Metron shall receive a ten percent (10%) sales commission (or previously negotiated commission rate) on the order, rather than its full margin. Metron shall receive a ten percent (10%) sales commission (or previously negotiated commission rate) on all orders submitted by April 30, 2001 for delivery scheduled from August 1, 2001 through October 31, 2001.

          (c) Metron shall receive a commission of $828,487 for its work on the Philips Principle Solution contract (the "Philips Commission"). Entegris will pay the Philips Commission by wire transfer of immediately available funds to an account designated in writing by Metron according to the following schedule:

               November 15, 2001: $414,243
               February 15, 2002: $414,244

          (d) The parties agree to conduct their business in the ordinary course from the date of this Agreement through March 31, 2001 with respect to customers located in Europe and April 30, 2001 with respect to customers located in Asia. During the Transition Period, Entegris agrees not to encourage customers to either postpone the placement of orders until after March 31, 2001 with respect to customers located in Europe or April 30, 2001 with respect to customers located in Asia or to cancel current orders with Metron, and Metron agrees not to encourage customers to accelerate the placement of orders for scheduled delivery. In the event that a customer cancels an order with Metron on or prior to March 31, 2001 with respect to customers located in Europe or April 30, 2001 with respect to customers located in Asia and places with Entegris on or prior to June 30, 2001 with respect to customers located in Europe or July 31, 2001 with respect to customers located in Asia an order substantially similar to, or smaller than, the order originally placed with (and to be shipped by) Metron, Metron shall receive full margin (pursuant to the Metron Agreement or the Kyser Agreement, as applicable) on the order placed with Entegris.

     1.2 NEW ORDERS. If Entegris receives an order from Metron on or prior to March 31, 2001 with respect to customers located in Europe or April 30, 2001 with respect to customers located in Asia, Entegris shall process such order in the ordinary course of business in accordance with the terms of the Metron Agreement and the Kyser Agreement. Metron shall not accept any orders after March 31, 2001 with respect to customers located in Europe and April 30, 2001 with respect to customers located in Asia without the prior consent of Entegris. In the event that Metron accepts any orders pursuant to the preceding sentence, Metron shall receive


                                       2.


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full margin (pursuant to the Metron Agreement or the Kyser Agreement, as applicable) on such orders.

     1.3 PAYMENT OF SALES COMMISSIONS. On or prior to May 31, 2001, Metron shall prepare a list of sales commissions owed to it by Entegris as of April 30, 2001. Entegris shall continue to provide Metron with copies of all ISS orders it receives through the close of business on February 28, 2001, and Metron shall receive a five percent (5%) sales commission (or previously negotiated commission rate) on all ISS orders received by Entegris through the close of business on February 28, 2001. Entegris shall pay Metron sales commissions owed to it pursuant to the Metron Agreement or the Kyser Agreement, as applicable.

     1.4 PAYABLES. Except for any payables that Metron has identified as disputed invoices, Metron will comply with the payment terms of the Metron Agreement or the Kyser Agreement, as applicable, on all payables to Entegris prior to Entegris making any payment to Metron in association with early termination of the Metron Agreement and the Kyser Agreement.

     1.5 ONGOING SUPPORT OBLIGATIONS. From and after April 1, 2001 with respect to customers located in Europe and May 1, 2001 with respect to customers located in Asia, Entegris shall assume all ongoing support obligations for Microelectronics Group Products, including all warranty obligations and first call support. Notwithstanding the foregoing, Metron shall continue to provide ongoing support for IMEC and Philips Hamburg.

     1.6 CUSTOMER RECEIVABLES. Metron shall retain customer receivables with respect to orders placed on or prior to March 31, 2001 with respect to customers located in Europe and April 30, 2001 with respect to customers located in Asia; PROVIDED, HOWEVER, that Metron shall be entitled to sell to Entegris, at face value, any receivables with respect to orders placed between January 1, 2001 and March 31, 2001 with respect to customers located in Europe and between February 1, 2001 and April 30, 2001 with respect to customers located in Asia that remain outstanding as of June 30, 2001 and July 31, 2001, respectively, to the extent that a customer has indicated that it has not paid amounts due as a result of product performance issues.

     1.7  EMPLOYEE MATTERS.

          (a) A list of Metron employees involved with the microelectronics group business is attached as Exhibit A hereto (the "Employees"). On or before February 28, 2001, Entegris shall extend offers of employment to the Employees, with such employment becoming effective April 1, 2001 with respect to Employees located in Europe, and May 1, 2001 with respect to Employees located in Asia. On or after March 1, 2001, except for any of the Employees who accept employment with Entegris after an offer is extended pursuant to the preceding sentence (the "Entegris Employees"), Entegris shall not, and shall not permit any of it representatives to (i) hire any employee of Metron or (ii) directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit any employee to leave his or her employment with Metron or any of Metron's subsidiaries during the period from the date of this Agreement through the first anniversary of the date hereof. Additional terms related to the possible employment by Entegris of the Employees, including certain indemnification obligations of Metron, are set forth on Annex (NL) attached hereto.


                                       3.

          (b) Effective March 1, 2001, Entegris shall reimburse Metron on a monthly and proportionate basis for all wages, salaries, holiday pay, PAYE, income tax and national insurance contributions and other periodic outgoings (including pension contributions) payable for the remainder of the Transition Period to or in relation to any Entegris Employees.

     1.8 AUTOMOBILE AND OTHER LEASES; PERSONAL COMPUTERS; MOBILE TELEPHONES. Entegris shall reimburse Metron on a quarterly calendar basis for all payments due on lease agreements for automobiles used by the Entegris Employees. In the event that any of the Entegris Employees use the apartment leased by Metron in Taiwan, Entegris shall reimburse Metron on a quarterly calendar basis for those employees' pro rata share of the payments due on the lease agreement for the apartment. As of the close of business on March 31, 2001, Entegris shall pay to Metron a purchase price of $1,000 per person for the personal computers and mobile telephones used by the Entegris Employees located in Europe, and title to such personal computers and mobile telephones shall transfer to Entegris. As of the close of business on April 30, 2001, Entegris shall pay to Metron a purchase price of $1,000 per person for the personal computers and mobile telephones used by the Entegris Employees located in Asia, and title to such personal computers and mobile telephones shall transfer to Entegris.

2.   OTHER COVENANTS OF THE PARTIES.

     2.1 INVENTORY REPURCHASE. Metron shall prepare on or prior to June 30, 2001 a list of Microelectronics Group Products inventory that it desires to have repurchased by Entegris. Within 30 days of receipt of the list referred to in the preceding sentence, Entegris will perform an on-site inspection of such inventory and provide Metron with return instruction for that inventory that is approved for return under the terms of the existing distribution agreement between Metron and Entegris, such approval not to be unreasonably withheld. In accordance with Section 4.5 of the existing distribution agreement between Metron and Entegris, within 30 days of any transfer of inventory to Entegris, Entegris shall reimburse Metron for the purchase price paid for inventory returned in good condition to Entegris.

     2.2 CUSTOMER CONTACT. The parties shall issue a joint letter to customers regarding the transition. During the Transition Period, each party shall obtain the consent of the other party prior to any contact with customers regarding the transition.

     2.3 DISCLOSURE. The parties shall consult with each other before issuing any public statement with respect to this Agreement or any of the other transactions contemplated by this Agreement.

3.   MISCELLANEOUS.

     3.1 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any party hereto or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to the parties hereto or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.


                                       4.


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     3.2  GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     3.3  DISPUTE RESOLUTION.

          (a) The parties agree to use prompt and commercially reasonable efforts to resolve any disputes which may arise under this Agreement in an amicable and good faith manner but otherwise agree that, in the absent of such agreement, any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement, including, without limitation, any action or claim based on tort, contract, or statute (including any claims of breach or violation of statutory or common law protections from discrimination, harassment and hostile working environment), or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement ("Claim"), shall be resolved by final and binding arbitration before a single arbitrator ("Arbitrator") selected from and administered by the American Arbitration Association (the "Administrator") in accordance with its then existing arbitration rules or procedures regarding commercial or business disputes. The arbitration shall be held in the County of Santa Clara or the County of San Mateo, California.

          (b) The Arbitrator shall, within fifteen (15) calendar days after the conclusion of the Arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The Arbitrator shall be authorized to award compensatory damages, but shall NOT be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily imposed. The Arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief he or she deems just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance.

          (c) Each party shall bear its own attorney's fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the Administrator and the Arbitrator; PROVIDED, HOWEVER, the Arbitrator shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys' fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the Arbitrator. Absent the filing of an application to correct or vacate the arbitration award under California Code of Civil Procedure sections 1285 through 1288.8, each party shall fully perform and satisfy the arbitration award within 15 days of the service of the award.

          (d) By agreeing to this binding arbitration provision, the parties understand that they are waiving certain rights and protections which may otherwise be available if a Claim between the parties were determined by litigation in court, including, without limitation, the right


                                       5.


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to seek or obtain certain types of damages precluded by this Section 5.3, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

     3.4 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     3.5 ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

     3.6  WAIVER.

          (a) No failure on the part of any party to this Agreement to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party to this Agreement in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No party to this Agreement shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     3.7 SUCCESSORS AND ASSIGNS; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties' respective successors and permitted assigns (if any). Neither party may assign any or all of its rights under this Agreement in whole or in part, to any other party except in the case of any tender offer, exchange offer, merger, business combination, asset sale, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving either of the parties hereto.

     3.8 FURTHER ASSURANCES. The parties agree to execute and/or cause to be delivered to the other party such instruments and other documents, and shall take such other actions, as such party may reasonably request at any time for the purpose of carrying out or evidencing any of the provisions of this Agreement.

     3.9 HEADINGS. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     3.10 CONSTRUCTION.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.


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          (b)  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise indicated, all references in this Agreement to "Sections" are intended to refer to Sections of this Agreement.

     3.11 AMENDMENT. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Entegris and Metron (or by their duly designated successors).


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]







                                       7.




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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.



"ENTEGRIS":                              ENTEGRIS, INC.,
                                         a Minnesota corporation


                                         By: /s/ STAN GEYER
                                             ----------------------------------

                                         Name: Stan Geyer
                                               --------------------------------

                                         Title: Chairman
                                                -------------------------------

 "METRON":                               METRON TECHNOLOGY, N.V.,
                                         a Netherlands corporation


                                         By: /s/ E. SEGAL
                                             ----------------------------------

                                         Name: E. Segal
                                               --------------------------------

                                         Title: President & CEO
                                                -------------------------------


 "FLUOROWARE":                           FLUOROWARE, INC.,
                                         a Minnesota corporation



                                         By: /s/ STAN GEYER
                                             ----------------------------------

                                         Name: Stan Geyer
                                               --------------------------------

                                         Title: Chairman
                                                -------------------------------






                                       8.


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                                    EXHIBIT A

                                LIST OF EMPLOYEES

Taiwan:
                                 SALES
Bob Tseng           Working Manager - PRC/Taiwan
Carl Chen           300mm Sales Specialist
Michael Yeng        TAP Sales Specialist
Richard Lee         WHS/DSS Sales Specialist
Bruce Teng          Applications Engineer 300mm
Tina Ho             Senior Sales Support / Office Manager

                                CUSTOMER SERVICE
Joyce Lee           CSR

PRC:
                                 SALES
Zhu Quan            WHS/DSS Sales Specialist (Beijing)
Sun Jun             WHS Sales Specialist (Shanghai)
Charlie Lin         WHS Sales Specialist (Tianjin)
Elizabeth Xue       TAP Sales Specialist (Shanghai)
Suzie Liew          Sales Support - Beijing
Summer Hu           Sales Support - Shanghai

Singapore:
                                 SALES
Roger Tan           WHS Sales Specialist
Abdullah Rizal      TAP Sales Specialist
Fred Low            TAP Sales Specialist
Stella Lok          Sales Support - Singapore

Malaysia:
                                 SALES
Collin Tang         Working Manager - SAsia

Italy:
                                 SALES
Roberto Greselin    Account Manager (Italy)
Raffaella Roviello  Admin Assistant / Sales Support (Italy)
Enrico Galbani      Working Manager - S.Europe (Italy)
Chiara Longoni      Sales Support (Italy)

Germany:
                                 SALES
Rolf Schmidt        Account Manager (Germany)
Bernhard Spies      Strategic Account Manager (Germany)


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Raimondo Baroli     Account Manager (Germany)
Arndt Reitter       Account Manager (Germany)
Bernadette Molcik   Sales Support (Germany)
Gisela Koeniger     Sales Support (Germany)

France:
                                 SALES
Olivier Gautier     Account Manager (France)

Israel:
                                 SALES
Rina Vaisman        Account Manager (Israel)

UK / Ireland:
                                 SALES
Tony Clayton        Working Manager (UK)
Gary Nelson         Account Manager (Ireland)

Korea:
                                 SALES
John Choi           Account Manager (Korea)
Crystal Lee         Sales Support (Korea)


                                        10.


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                                   ANNEX (NL)


1 The parties to the Transition Agreement dated February 13, 2001 (the "Agreement") acknowledge that neither this Agreement nor the partial termination of the Metron Agreement and the Kyser Agreement constitute a transfer of undertaking as defined in the European Council Directive 77/187 and/or 98/50.

2 Therefore, there will be no automatic transfer to Entegris of any of the Employees. Consequently, Metron will remain fully liable for the fulfillment of any and all obligations in connection with or otherwise arising from the employment contract of the Employees. Metron cannot in any way make any claim whatsoever towards Entegris in relation to its obligations in this respect.

3 Metron cannot exclude the possibility that it will not be able to maintain the employment of some of the Employees.

4 In relation thereto, Entegris is prepared to consider offering, at its sole discretion and only insofar as it has suitable positions available within its organisation, a position to one or more of the Employees.

5 In light of Clauses 1 and 2 above, in making such offers as referred to in Clause 4 above, Entegris is not bound in any way to the terms and conditions of the employment between Metron and the Employees. Entegris will be entirely free in its decision:

     - to whom it will offer a position,

     - which position this will be, and

     - the terms and conditions of such offer.

6 The Employees who have been offered a position with Entegris will be under no obligation to accept such offer. Metron will ensure that the employment agreement it has with Employees who want to accept an offer made by Entegris is terminated in accordance with the applicable law before the Employee enters into employment with Entegris. Such employment between the Employee and Entegris will not in any way be considered to be a continuation of the employment of this employee with Metron.

7 Metron will at its own expense indemnify Entegris for and hold Entegris harmless against the payment of any and all costs in connection with or otherwise arising from actions, proceedings, claims, demands and/or other legal recourse, of any former Employee of Metron and/or any third party (such as, but not limited to, tax and social securities collecting authorities, pension funds, etc.) in any way connected with and/or resulting from:

     - the termination of the employment of Employees who are not offered and/or who have not accepted a position with Entegris and who claim to have been automatically transferred to Entegris provided that such termination takes place on or before July 1, 2001;

     - any claims arising from any act or omission, breach or default by Metron prior to the effective date of the Employee's employment by Entegris made by any former Metron Employee who has accepted a position with Entegris.



                                       1.